EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of GrowLife, Inc. on Form S-8 (No. 333-229153) of our report dated April 15, 2021, with respect to the consolidated financial statements appearing in the Annual Report on Form 10-K of GrowLife, Inc. for the year ended December  31, 2020.

/s/ BPM, LLP

Walnut Creek, California

May 16, 2022